Exhibit 99.1

EARNINGS RELEASE
Contact: Mark Alexee
(303) 605-1042
malexee@chipotle.com

Chipotle Second Quarter diluted EPS Increased 167% on Comparable REstaurant sales Increase of 8.1% and revenue growth of 17.1%

Denver, Colorado – (Business Wire)  –July 25, 2017– Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2017.

Overview for the three months ended June 30, 2017 as compared to the three months ended June 30, 2016:

•	Revenue increased 17.1% to $1.17 billion
•	Comparable restaurant sales increased 8.1%
•	Restaurant level operating margin increased to 18.8% from 15.5%
•	Net income was $66.7 million, an increase from $25.6 million
•	Diluted earnings per share was $2.32, an increase from $0.87
•	Opened 50 new restaurants, and closed two restaurants

Overview for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016:

•	Revenue increased 22.1% to $2.24 billion
•	Comparable restaurant sales increased 12.5%
•	Restaurant level operating margin was 18.3%, an increase from 11.6%
•	Net income was $112.9 million, an increase from a net loss of $0.8 million
•	Diluted earnings per share was $3.92, an increase from diluted loss per share of $0.03
•	Opened 107 new restaurants and closed or relocated 18 restaurants, including the closure of 15 ShopHouse locations

“We saw encouraging signs in our improved financial results during the first half of the year.  Recent events, however, have shown that we still have a lot of opportunity to improve our operations and deliver the outstanding experience that our customers expect,” said Steve Ells, Founder, Chairman and CEO of Chipotle.  “We will continue to strengthen our teams, enhance our technology, and expand our menu offerings in order to delight every customer who visits us.”

Second quarter 2017 results

Revenue for the quarter was $1.17 billion, up 17.1% from the second quarter of 2016.  The increase in revenue was driven by new restaurant openings and an 8.1% increase in comparable restaurant sales. Comparable restaurant sales improved primarily due to an increase in customer visits, along with an increase in average check as a result of a reduction in promotional activity. We opened 50 new restaurants during the quarter, and closed two restaurants, bringing the total restaurant count to 2,339.

Food costs were 34.1% of revenue, a decrease of 10 basis points as compared to the second quarter of 2016. Higher avocado costs were offset by lower costs from bringing the preparation of lettuce and bell peppers back into our restaurants, as well as the benefit of menu price increases in select restaurants in the second quarter of 2017, and a decrease in paper usage and costs.

Restaurant level operating margin was 18.8% in the quarter, an improvement from 15.5% in the second quarter of 2016.  The increase was driven primarily by sales leverage along with more efficient scheduling and deployment of our managers and crew. Marketing and promotional expenses were 3.7% of sales, or 70 basis points lower than the second quarter of 2016, due primarily to lower promotional costs and sales leverage.

General and administrative expenses were 6.0% of revenue for the second quarter of 2017, a decrease of 110 basis points over the second quarter of 2016 primarily due to sales leverage. In dollar terms, general and administrative expenses decreased $0.7 million compared to the second quarter of 2016 due to lower legal expenses, partially offset by increased bonus expenses and non-cash stock based compensation expense.

Net income for the second quarter of 2017 increased 161% to $66.7 million, or $2.32 per diluted share, compared to net income of $25.6 million, or $0.87 per diluted share, in the second quarter of 2016.

Results for the six months ended June 30, 2017

Revenue for the first six months of 2017 was $2.24 billion, up 22.1% from the first six months of 2016.  The increase in revenue was driven by a 12.5% increase in comparable restaurant sales and to a lesser extent by new restaurant openings. Comparable restaurant sales improved primarily due to an increase in customer visits, along with an increase in average check as a result of a reduction in promotional activity.

We opened 107 new restaurants during the first six months of 2017, and closed or relocated 18 restaurants, including the closure of 15 ShopHouse restaurants, bringing the total restaurant count to 2,339.

Food costs were 34.0% of revenue, a decrease of 70 basis points as compared to the first six months of 2016. The decrease was driven by cost savings from bringing the preparation of lettuce and bell peppers back to our restaurants, and lower food waste and testing costs. These combined cost savings were partially offset by higher avocado prices.

Restaurant level operating margin was 18.3% for the six months ended June 30, 2017, an improvement from 11.6% in the first six months of 2016.  The increase was driven by sales leverage, labor efficiencies, and a decrease in promotional expenses. Marketing and promotional expenses were 3.5% of revenue during the first six months of 2017 compared to 5.4% of revenue during the first six months of 2016.

General and administrative expenses were 6.2% of revenue for the first six months of 2017, a decrease of 100 basis points compared to the first six months of 2016, primarily due to sales leverage.  In dollar terms, general and administrative costs increased $6.8 million compared to the first six months of 2016 due to increased non-cash stock based compensation expense and bonus expense, partially offset by lower legal costs, and lower meeting costs due to an all-team employee meeting held in February 2016. Stock compensation expense was higher during the first six months of 2017 because the first six months of 2016 included a reduction in expense for performance share awards that were no longer expected to vest against performance criteria.

Net income for the first six months of 2017 was $112.9 million, or $3.92 per diluted share, compared to net loss of $0.8 million, or $0.03 per diluted share, for the six months ended June 30, 2016.

Update on Data Security Investigation

Chipotle also reported today the completion of a forensic investigation into the previously-disclosed payment card security incident involving Chipotle restaurants.  Based on the findings of the investigation as of May 26, 2017, Chipotle posted a list of restaurants apparently affected and specific time frames, along with steps guests can take, at www.chipotle.com/security and www.chipotle.ca/security. The time frames that were initially listed varied by restaurant but began no earlier than March 24, 2017, and ended no later than April 18, 2017. Updated findings from the completed investigation have confirmed the original time frames listed for almost 99% of the restaurants, or found that some were even shorter than what was originally reported.  For 1.2% of the affected restaurants, the time frames were slightly broadened from what was initially listed, although still within the March 24, 2017, to April 18, 2017, time frame.  Additionally, for one restaurant, the time frame may include March 17, 2017, and two additional restaurants have been added to the list of affected restaurants in Canada.

To view the updated time frames by restaurant, guests can visit www.Chipotle.com/security (U.S. locations) or www.chipotle.ca/security (Canada locations).

Outlook

For 2017, management targets:

•	Comparable restaurant sales increases in the high single digits
•	195 – 210 new restaurant openings
•	An estimated effective full year tax rate of approximately 38.4%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Comparable restaurant transactions represent the change in period-over-period transactions, including transactions with no sales dollars due to promotional discounts, for restaurants in operation for at least 13 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss its second quarter 2017 financial results on Tuesday, July 25, 2017, at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-877-451-6152 or for international callers by dialing 1-201-389-0879. The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, land, and people who produce them. Chipotle prepares its food using real, whole ingredients, and is the only national restaurant brand that prepares its food using no added colors, flavors or other industrial additives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and now operates more than 2,300 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases, number of new restaurant openings, and effective tax rate for 2017, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “continue”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand, including as a result of food-borne illness incidents, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel and uncertainties arising from recent changes in our leadership; risks regarding our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,
	2017		2016
Revenue	$1,169,409	100.0%	$998,383	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	399,152	34.1	341,902	34.2
Labor	305,851	26.2	276,926	27.7
Occupancy	80,321	6.9	72,354	7.2
Other operating costs	163,685	14.0	152,156	15.2
General and administrative expenses	70,075	6.0	70,756	7.1
Depreciation and amortization	41,081	3.5	36,074	3.6
Pre-opening costs	2,903	0.2	4,133	0.4
(Gain) loss on disposal and impairment of assets	(384)	-	3,187	0.3
Total operating expenses	1,062,684	90.9	957,488	95.9
Income from operations	106,725	9.1	40,895	4.1
Interest and other income, net	1,049	0.1	786	0.1
Income before income taxes	107,774	9.2	41,681	4.2
Provision for income taxes	(41,044)	(3.5)	(16,085)	(1.6)
Net income	$66,730	5.7%	$25,596	2.6%
Other comprehensive income (loss), net of income taxes
Foreign currency translation adjustments	2,136		(765)
Unrealized gain (loss) on investments, net of tax benefit (expense) of $37 and ($348)	(58)		509
Other comprehensive income (loss), net of income taxes	2,078		(256)
Comprehensive income	$68,808		$25,340
Earnings per share:
Basic	$2.33		$0.88
Diluted	$2.32		$0.87
Weighted average common shares outstanding:
Basic	28,649		29,207
Diluted	28,800		29,340

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30,
	2017		2016
Revenue	$2,238,238	100.0%	$1,832,842	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	760,947	34.0	636,068	34.7
Labor	593,702	26.5	534,607	29.2
Occupancy	159,283	7.1	142,946	7.8
Other operating costs	314,294	14.0	307,345	16.8
General and administrative expenses	139,516	6.2	132,766	7.2
Depreciation and amortization	80,360	3.6	70,862	3.9
Pre-opening costs	6,972	0.3	8,554	0.5
Loss on disposal and impairment of assets	3,266	0.1	5,403	0.3
Total operating expenses	2,058,340	92.0	1,838,551	100.3
Income (loss) from operations	179,898	8.0	(5,709)	(0.3)
Interest and other income, net	2,237	0.1	2,912	0.2
Income (loss) before income taxes	182,135	8.1	(2,797)	(0.2)
Benefit (provision) for income taxes	(69,285)	(3.1)	1,961	0.1
Net income (loss)	$112,850	5.0%	$(836)	(0.0)%
Other comprehensive income, net of income taxes
Foreign currency translation adjustments	2,811		1,164
Unrealized gain (loss) on investments, net of income taxes of $131 and ($1,531)	(240)		2,402
Other comprehensive income, net of income taxes	2,571		3,566
Comprehensive income	$115,421		$2,730
Earnings per share:
Basic	$3.93		$(0.03)
Diluted	$3.92		$(0.03)
Weighted average common shares outstanding:
Basic	28,699		29,550
Diluted	28,825		29,550

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$175,137	$87,880
Accounts receivable, net of allowance for doubtful accounts of $39 and $259 as of June 30, 2017 and December 31, 2016, respectively	24,940	40,451
Inventory	19,126	15,019
Prepaid expenses and other current assets	50,296	44,080
Income tax receivable	-	5,108
Investments	394,466	329,836
Total current assets	663,965	522,374
Leasehold improvements, property and equipment, net	1,328,280	1,303,558
Long term investments	-	125,055
Other assets	54,367	53,177
Goodwill	21,939	21,939
Total assets	$2,068,551	$2,026,103
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$80,976	$78,363
Accrued payroll and benefits	85,169	76,301
Accrued liabilities	98,311	127,129
Income tax payable	3,329	-
Total current liabilities	267,785	281,793
Deferred rent	301,825	288,927
Deferred income tax liability	12,866	18,944
Other liabilities	35,879	33,946
Total liabilities	618,355	623,610
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2017 and December 31, 2016, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,849 and 35,833 shares issued as of June 30, 2017 and December 31, 2016, respectively	358	358
Additional paid-in capital	1,276,285	1,238,875
Treasury stock, at cost, 7,264 and 7,019 common shares at June 30, 2017 and December 31, 2016, respectively	(2,154,517)	(2,049,389)
Accumulated other comprehensive income (loss)	(5,591)	(8,162)
Retained earnings	2,333,661	2,220,811
Total shareholders' equity	1,450,196	1,402,493
Total liabilities and shareholders' equity	$2,068,551	$2,026,103

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2017	2016
Operating activities
Net income (loss)	$112,850	$(836)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	80,360	70,862
Deferred income tax (benefit) provision	(5,939)	3,789
Loss on disposal and impairment of assets	3,266	5,403
Bad debt allowance	181	(120)
Stock-based compensation expense	36,846	30,038
Excess tax benefit on stock-based compensation	-	(1,982)
Other	(107)	(352)
Changes in operating assets and liabilities:
Accounts receivable	15,372	15,201
Inventory	(4,530)	(1,921)
Prepaid expenses and other current assets	(6,143)	(12,267)
Other assets	(984)	1,832
Accounts payable	8,271	(13,675)
Accrued liabilities	(21,856)	31,973
Income tax payable/receivable	8,480	34,919
Deferred rent	15,463	16,944
Other long-term liabilities	2,052	(143)
Net cash provided by operating activities	243,582	179,665
Investing activities
Purchases of leasehold improvements, property and equipment	(113,715)	(126,712)
Purchases of investments	(19,922)	-
Maturities of investments	80,000	45,000
Proceeds from sale of investments	-	540,648
Net cash provided by (used in) investing activities	(53,637)	458,936
Financing activities
Acquisition of treasury stock	(103,827)	(700,036)
Excess tax benefit on stock-based compensation	-	1,982
Stock plan transactions and other financing activities	9	12
Net cash used in financing activities	(103,818)	(698,042)
Effect of exchange rate changes on cash and cash equivalents	1,130	1,396
Net change in cash and cash equivalents	87,257	(58,045)
Cash and cash equivalents at beginning of period	87,880	248,005
Cash and cash equivalents at end of period	$175,137	$189,960

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2017	2017	2016	2016	2016
Number of restaurants opened	50	57	72	55	58
Restaurant relocations/closures	(2)	(16)	-	(1)	-
Number of restaurants at end of period	2,339	2,291	2,250	2,178	2,124
Average restaurant sales	$1,957	$1,931	$1,868	$1,914	$2,067
Comparable restaurant sales increase (decrease)	8.1%	17.8%	(4.8%)	(21.9%)	(23.6%)